Exhibit 99.1

News Release

Media Contacts:	Kelley Dougherty	Investor Contacts:	Carol Ferguson
	(908) 423-4291		(908) 423-4465

	Steve Cragle		Joe Romanelli
	(908) 423-3461		(908) 423-5185

Merck Announces Fourth-Quarter and Full-Year 2013 Financial Results

•                  Fourth-Quarter 2013 Non-GAAP EPS Increased by 6 Percent Over Prior Year to $0.88, Excluding Certain Items; GAAP EPS Decreased by 13 Percent to $0.26. Full-Year 2013 Non-GAAP EPS of $3.49, Excluding Certain Items; GAAP EPS of $1.47.

•                  Fourth-Quarter 2013 Worldwide Sales Were $11.3 Billion, a Decrease of 4 Percent Reflecting Unfavorable Impact of Patent Expiries and a 3 Percent Negative Impact from Foreign Exchange.

•                  Full-Year 2013 Worldwide Sales Were $44.0 Billion, a Decrease of 7 Percent Reflecting Unfavorable Impact of Patent Expiries and a 2 Percent Negative Impact from Foreign Exchange.

•                  Strong Full-Year Sales Growth for GARDASIL, REMICADE, SIMPONI, ISENTRESS, ZOSTAVAX and the Diabetes Franchise.

•                  Returned $11 Billion to Shareholders in 2013 Through Dividends and Share Repurchases.

•                  Accelerated Development Program for MK-3475, Including Announcement of Four Collaborations to Evaluate Novel Combination Regimens, Initiation of a Phase I Study in 20 New Cancer Types and Rolling Submission of a BLA to the FDA.

•                  2014 Full-Year Non-GAAP EPS Target of $3.35 to $3.53, Excluding Certain Items; GAAP EPS Range of $2.15 to $2.47.

WHITEHOUSE STATION, N.J., Feb. 5, 2014 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2013.

$ in millions, except EPS amounts	Fourth Quarter 2013	Fourth Quarter 2012	Year Ended Dec. 31, 2013	Year Ended Dec. 31, 2012
Sales	$11,319	$11,738	$44,033	$47,267
GAAP EPS	0.26	0.30	1.47	2.00
Non-GAAP EPS that excludes items listed below[1]	0.88	0.83	3.49	3.82
GAAP Net Income[2]	781	908	4,404	6,168
Non-GAAP Net Income that excludes items listed below[1,2]	2,599	2,540	10,443	11,743

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the fourth quarter of $0.88 and $3.49 for the full year of 2013 exclude acquisition-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2013	2012	Dec. 31, 2013	Dec. 31, 2012
EPS
GAAP EPS	$0.26	$0.30	$1.47	$2.00
Difference[3]	0.62	0.53	2.02	1.82
Non-GAAP EPS that excludes items listed below[1]	$0.88	$0.83	$3.49	$3.82

Net Income
GAAP net income[2]	$781	$908	$4,404	$6,168
Difference	1,818	1,632	6,039	5,575
Non-GAAP net income that excludes items listed below[1,2]	$2,599	$2,540	$10,443	$11,743

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition-related costs[4]	$1,348	$1,298	$5,549	$5,344
Restructuring costs	962	254	2,401	999
Other[5]	—	493	(13)	493
Net decrease (increase) in income before taxes	2,310	2,045	7,937	6,836
Income tax (benefit) expense[6]	(492)	(413)	(1,898)	(1,261)
Decrease (increase) in net income	$1,818	$1,632	$6,039	$5,575

“In 2013 we took decisive action to sharpen our focus, reduce our cost structure and advance our innovative research and development,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “This year we are excited about the potential of our near- and

1     Merck is providing certain 2013 and 2012 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.  For a description of the items, see Tables 2a and 2b, including the related footnotes, attached to this release.

2     Net income attributable to Merck & Co., Inc.

3     Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4     Includes expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges.  Also includes integration and other costs associated with mergers and acquisitions.

5     Amount for 2012 represents a net charge related to the settlement of certain shareholder litigation.

6     Includes an estimated income tax (benefit) expense on the reconciling items.  In addition, the full year amount for 2013 includes net benefits of approximately $325 million related to the settlements of certain federal income tax issues.

long-term pipeline, poised for long-term growth and committed to providing continued value to patients, customers and our shareholders.”

Select Revenue Highlights

Worldwide sales were $11.3 billion for the fourth quarter of 2013, a decrease of 4 percent, which includes a 3 percent negative impact from foreign exchange compared with the fourth quarter of 2012. Full-year 2013 worldwide sales were $44.0 billion, a decrease of 7 percent, which includes a 2 percent negative impact from foreign exchange, compared to full-year 2012.

The following table reflects sales of the company’s top human health pharmaceutical products, as well as total sales of animal health and consumer care products.

$ in millions	Fourth Quarter 2013	Fourth Quarter 2012	Change	Change Ex- Exchange	Year Ended Dec. 31, 2013	Year Ended Dec. 31, 2012	Change	Change Ex- Exchange
Total Sales	$11,319	$11,738	-4%	-1%	$44,033	$47,267	-7%	-5%
Pharmaceutical	9,760	10,085	-3%	0%	37,437	40,601	-8%	-5%
JANUVIA	1,121	1,134	-1%	4%	4,004	4,086	-2%	3%
ZETIA	716	676	6%	9%	2,658	2,567	4%	6%
REMICADE	620	549	13%	9%	2,271	2,076	9%	7%
GARDASIL	394	442	-11%	-9%	1,831	1,631	12%	14%
JANUMET	503	452	11%	11%	1,829	1,659	10%	10%
ISENTRESS	442	381	16%	16%	1,643	1,515	8%	9%
VYTORIN	436	435	0%	-1%	1,643	1,747	-6%	-6%
NASONEX	327	308	6%	10%	1,335	1,268	5%	8%
PROQUAD, M-M-R II and VARIVAX	273	306	-11%	-10%	1,306	1,273	3%	3%
SINGULAIR	298	480	-38%	-31%	1,196	3,853	-69%	-66%
Animal Health	871	898	-3%	-1%	3,362	3,399	-1%	1%
Consumer Care	390	395	-1%	1%	1,894	1,952	-3%	-2%
Other Revenues	298	360	-17%	-19%	1,340	1,315	2%	-1%

Pharmaceutical Revenue Performance

Fourth-quarter pharmaceutical sales declined 3 percent to $9.8 billion, including a 3 percent negative impact due to foreign exchange. Strong sales growth for REMICADE (infliximab), ISENTRESS (raltegravir), SIMPONI (golimumab), JANUMET (sitagliptin and metformin HCI) and ZOSTAVAX (zoster vaccine live) offset the expected declines in sales of SINGULAIR (montelukast sodium), MAXALT (rizatriptan benzoate) and TEMODAR (temozolomide) following loss of market exclusivity. Full-year pharmaceutical sales declined 8 percent to $37.4 billion, including a 3 percent negative impact due to foreign exchange.

Sales from emerging markets grew 2 percent, including a 6 percent negative impact due to foreign exchange, and accounted for approximately 21 percent of pharmaceutical sales in the fourth quarter. Sales growth in the emerging markets was driven by vaccines, acute care and diabetes products. Full-year sales from emerging markets grew 3 percent, including a 4 percent negative impact due to foreign exchange.

Worldwide sales of the combined diabetes franchise of JANUVIA (sitagliptin)/JANUMET, medicines that help lower blood sugar levels in adults with type-2 diabetes, were $1.6 billion in the fourth quarter of 2013, growing 2 percent compared to the prior year quarter, including a negative 4 percent impact from foreign exchange, primarily driven by growth in Europe and the emerging markets. The combined franchise had sales of $5.8 billion for the full year of 2013, an increase of 2 percent compared with the prior year, including a negative 3 percent impact from foreign exchange.

Sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, were $1.2 billion in the fourth quarter, growing 4 percent compared to the prior year quarter, including a 1 percent negative impact from foreign exchange. The combined ZETIA/VYTORIN franchise had sales of $4.3 billion for the full year of 2013, comparable to the prior year.

Combined sales of REMICADE and SIMPONI, treatments for inflammatory diseases, increased 19 percent to $766 million for the fourth quarter of 2013, including a 4 percent benefit from foreign exchange. Global combined sales for the full year increased to $2.8 billion, 15 percent over the prior year, including a 2 percent benefit from foreign exchange. These increases were driven by market growth trends and continued launch activities for SIMPONI. SIMPONI sales were $500 million for the full year of 2013.

Sales recorded by Merck for GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16, and 18) Vaccine, Recombinant], a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), decreased 11 percent to $394 million for the fourth quarter, including a 2 percent negative impact from foreign exchange. This decrease was driven by lower sales in the United States as a result of the timing of public sector purchases and in Japan reflecting the government’s decision to suspend active promotion of HPV vaccines. These declines were partially offset by growth in the emerging markets. Worldwide sales of GARDASIL recorded by Merck for the full year were $1.8 billion, a 12 percent increase compared to the prior year, including a 2 percent unfavorable impact from foreign exchange.

Sales of ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, increased 16 percent to $442 million in the fourth quarter driven by growth in most markets. Global sales of ISENTRESS for the full year of 2013 were $1.6 billion, an 8 percent increase compared to 2012.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, declined 38 percent to $298 million in the fourth quarter. Full-year 2013 worldwide sales for SINGULAIR were $1.2 billion, a 69 percent decrease compared to the prior year. The patent for SINGULAIR expired in the United States in August 2012 and in major European markets in February 2013.

Sales recorded by Merck for ZOSTAVAX, a vaccine for the prevention of herpes zoster, grew 18 percent to $264 million in the fourth quarter compared to the prior year quarter, driven by new launches, primarily in Asia. Global sales of ZOSTAVAX recorded by Merck for the full year of 2013 grew 16 percent to $758 million.

Animal Health Revenue Performance

Global sales of Animal Health products totaled $871 million for the fourth quarter of 2013, a 3 percent decline compared with the same period last year, including a 2 percent negative impact due to foreign exchange. Revenue performance in the quarter reflects lower sales of ruminant products, which were partially offset by growth in poultry and aqua products. Global sales for the full year of 2013 were $3.4 billion, a decline of 1 percent, including a 2 percent negative impact from foreign exchange, when compared with 2012. Lower sales of ruminant products were partially offset by growth in companion animal and poultry products. During the third quarter of 2013, Merck Animal Health voluntarily suspended the sale of ZILMAX (zilpaterol hydrochloride), a feed supplement for beef cattle, in the United States and Canada.

Consumer Care Revenue Performance

Fourth-quarter global sales of Consumer Care were $390 million, a decrease of 1 percent, including a 2 percent negative impact from foreign exchange, compared to the fourth quarter of 2012. Full-year 2013 global sales were $1.9 billion, a 3 percent decrease compared to full-year 2012, including a 1 percent negative impact due to foreign exchange.

Other Revenue Performance

Other revenues — primarily comprised of alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — decreased 17 percent to $298 million in the fourth quarter driven by lower revenue from AstraZeneca (AZ) recorded by Merck as well as by lower third-party manufacturing sales. Other revenues increased 2 percent to $1.3 billion for the full year of 2013. Merck anticipates that AZ will exercise its option to buy Merck’s interest in a subsidiary and, through it, Merck’s interest in Nexium and Prilosec.  If AZ does so, as of July 1,

2014, Merck will no longer record equity income from AZ and supply sales to AZ are expected to terminate. The company recorded $920 million of revenue and $352 million of equity income from AZ for the full year of 2013.

Fourth-Quarter and Full-Year Expense and Other Information

The costs detailed below totaled $10.0 billion on a GAAP basis for the fourth quarter of 2013 and include $2.3 billion of acquisition-related costs and restructuring costs.

$ in millions	GAAP	Acquisition-Related Costs[4]	Restructuring Costs	Non-GAAP[1]
Fourth Quarter 2013
Materials and production	$4,607	$1,301	$253	$3,053
Marketing and administrative	2,982	32	81	2,869
Research and development	1,836	15	63	1,758
Restructuring costs	565	—	565	—
Fourth Quarter 2012
Materials and production	$4,160	$1,185	$40	$2,935
Marketing and administrative	3,390	89	20	3,281
Research and development	2,224	24	3	2,197
Restructuring costs	191	—	191	—

The costs detailed below totaled $38.1 billion on a GAAP basis for full-year 2013 and include $8.0 billion of acquisition-related costs and restructuring costs.

$ in millions	GAAP	Acquisition-Related Costs[4]	Restructuring Costs	Non-GAAP[1]
Year Ended Dec. 31, 2013
Materials and production	$16,954	$5,176	$446	$11,332
Marketing and administrative	11,911	94	145	11,672
Research and development	7,503	279	101	7,123
Restructuring costs	1,709	—	1,709	—
Year Ended Dec. 31, 2012
Materials and production	$16,446	$4,872	$188	$11,386
Marketing and administrative	12,776	272	90	12,414
Research and development	8,168	200	57	7,911
Restructuring costs	664	—	664	—

The gross margin was 59.3 percent for the fourth quarter of 2013 compared to 64.6 percent for last year’s fourth quarter, reflecting unfavorable impacts of 13.7 and 10.4 percentage points, respectively, from the acquisition-related and restructuring costs noted above. The gross margin was 61.5 percent for the full year of 2013 compared to 65.2 percent for the full year of 2012, reflecting unfavorable impacts of 12.8 and 10.7 percentage points, respectively, from the acquisition-related and restructuring costs noted above. The non-GAAP gross margin declines in the fourth quarter and full year of 2013 reflect the unfavorable impacts of recent patent expiries, product mix and continued pricing pressure in mature markets.

Marketing and administrative expenses, on a non-GAAP basis, were $2.9 billion in the fourth quarter of 2013, a decrease from $3.3 billion in last year’s fourth quarter.  Full-year marketing and administrative expenses in 2013, on a non-GAAP basis, were $11.7 billion, a decrease from $12.4 billion in 2012. The declines were primarily due to productivity measures and the beneficial impact of foreign exchange.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.8 billion in the fourth quarter of 2013, a decrease from $2.2 billion in the fourth quarter of 2012. For full-year 2013, these expenses, on a non-GAAP basis, were $7.1 billion, a decrease from $7.9 billion in 2012. The declines reflect targeted reductions and lower clinical development spend as a result of portfolio prioritization and increased focus on the company’s key therapeutic opportunities, as well as lower payments for licensing activity.

Equity income from affiliates was $53 million for the fourth quarter and $404 million for the full year, which primarily reflects partnerships with AZ and Sanofi Pasteur.

Other (income) expense, net, was $157 million of expense in the fourth quarter of 2013 compared with $669 million of expense in last year’s fourth quarter, and for the full-year 2013 was $815 million of expense compared with $1.1 billion of expense in 2012. The fourth quarter of 2012 includes a $493 million net charge related to the settlement of certain shareholder litigation.

Key Developments

Clinical

•                  Accelerated development program for MK-3475, the company’s anti-PD-1 immunotherapy, including announcement of four collaborations to evaluate novel combination regimens and initiation of a Phase I study in 20 new cancer types;

•                  Interim data for MK-5172/MK-8742, the company’s investigational oral combination regimen for treatment of chronic hepatitis C virus (HCV), presented at the 2013 American Association for the Study of Liver Diseases Annual Meeting showed sustained virologic response in 100 percent of patients reaching post-treatment follow-up week 12 in two of the three combination arms studied;

•                  MK-5172/MK-8742 advanced into Phase IIB in a diverse range of chronic HCV patients;

•                  Interim data for MK-3475, presented at the 10th International Congress of the Society for Melanoma Research, showed an estimated survival rate of 81 percent at one year in patients with advanced melanoma;

•                  Phase III data on V503, the company’s 9-valent HPV vaccine candidate, showed prevention of 97 percent of cervical, vaginal and vulvar pre-cancers caused by five additional HPV types;

•                  Phase III trials for MK-8931, the company’s investigational BACE inhibitor for Alzheimer’s disease, were initiated; and

•                  BACE inhibitor dosing in Phase III study of prodromal disease patients is planned.

Regulatory

•                  Breakthrough Therapy designation was granted by U.S. Food and Drug Administration (FDA) for MK-5172/MK-8742;

•                  FDA advisory committee recommended approval of vorapaxar, Merck’s investigational antiplatelet medicine; and

•                  FDA advisory committee discussed GRASTEK (Timothy Grass Pollen Allergen Extract) and RAGWITEK (Short Ragweed Pollen Allergen Extract), Merck’s investigational sublingual allergy immunotherapy tablets.

Business

•                  $11 billion returned to shareholders in 2013 through dividends and share repurchases;

•                  Divested a portion of the company’s U.S. ophthalmics business; and

•                  In January 2014, sold the U.S. marketing rights for SAPHRIS; announced plans to divest Sirna Therapeutics, Inc. to Alnylam Pharmaceuticals, Inc.

Looking Ahead

•                  Rolling submission for MK-3475 in patients with advanced melanoma who have previously been treated with ipilimumab to be completed in first half of 2014; and

•                  New Drug Applications anticipated to the FDA for odanacatib for osteoporosis, suvorexant for insomnia and sugammadex sodium injection for reversal of neuromuscular blockade induced by rocuronium or vecuronium.

•                  Anticipate regulatory actions for:

•                  V503 (submitted Biologics License Application to the FDA in 2013);

•                  Vintafolide in the European Union for use in platinum-resistant ovarian cancer;

•                  Vorapaxar for the reduction of atherothrombotic events when added to standard of care in patients with a history of heart attack and no history of stroke or transient ischemic attack;

•                  NOXAFIL IV for fungal infections;

•                  Vaniprevir in Japan for the treatment of chronic HCV;

•                  Allergy immunotherapies GRASTEK and RAGWITEK;

•                  Exploring strategic options for the company’s Animal Health and Consumer Care businesses to determine the most value-creating option for each and could reach different decisions about the two businesses.  The company expects to complete the process and take action, if any, in 2014; and

•                  Merck will hold an R&D event for investors and media scheduled for May 6, 2014.

Financial Targets

Merck expects full-year 2014 non-GAAP EPS to be between $3.35 and $3.53, and 2014 GAAP EPS to be between $2.15 and $2.47. The 2014 non-GAAP range excludes acquisition-related costs and costs related to restructuring programs, as well as potential gains associated with the expected termination of the AZ joint venture. The 2014 EPS targets (both non-GAAP and GAAP) include a potential devaluation of the Venezuelan Bolivar.

Merck expects full-year 2014 revenues to be between $42.4 billion and $43.2 billion at today’s currency rates. This includes the expectation that AZ will elect to end the partnership between the companies at mid-year, as well as lost revenue from patent expirations across multiple markets and recently announced product divestitures.

In addition, the company expects full-year 2014 non-GAAP marketing and administrative as well as R&D expenses to be below 2013 levels due to continuing prioritization and focused spending on core product lines and upcoming launches.

The company expects its full-year 2014 non-GAAP tax rate to be in the range of 24 to 26 percent; the rate does not include a 2014 benefit of an R&D tax credit.

A reconciliation of anticipated 2014 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

$ in millions, except EPS amounts	Full-Year 2014
GAAP EPS	$2.15 to $2.47
Difference[3]	1.20 to 1.06
Non-GAAP EPS that excludes items listed below	$3.35 to $3.53

Acquisition-related costs[4]	$4,600 to $4,350
Restructuring costs	1,300 to 1,000
Gain on AZ option exercise	(700) to (725)
Net decrease (increase) in income before taxes	5,200 to 4,625
Estimated income tax (benefit) expense	(1,675) to (1,535)
Decrease (increase) in net income	$3,525 to $3,090

Total Employees

As of Dec. 31, 2013, Merck had approximately 76,000 employees worldwide. In addition, the company’s joint ventures in China and Brazil, which are included in the consolidated results of Merck, had about 1,300 employees.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s fourth-quarter earnings conference call today at 8:00 a.m. EST by visiting Merck’s website, www.merck.com/investors/events-and-presentations/home.html.  Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 26402847. Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 26402847. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Merck Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2012 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	4Q13	4Q12	% Change	Full Year 2013	Full Year 2012	% Change

Sales	$11,319	$11,738	-4%	$44,033	$47,267	-7%

Costs, Expenses and Other
Materials and production (1)	4,607	4,160	11%	16,954	16,446	3%
Marketing and administrative (1)	2,982	3,390	-12%	11,911	12,776	-7%
Research and development (1)	1,836	2,224	-17%	7,503	8,168	-8%
Restructuring costs (2)	565	191	*	1,709	664	*
Equity income from affiliates (3)	(53)	(231)	-77%	(404)	(642)	-37%
Other (income) expense, net (1) (4)	157	669	-77%	815	1,116	-27%
Income Before Taxes	1,225	1,335	-8%	5,545	8,739	-37%
Income Tax Provision	410	385		1,028	2,440
Net Income	815	950	-14%	4,517	6,299	-28%
Less: Net Income Attributable to Noncontrolling Interests	34	42		113	131
Net Income Attributable to Merck & Co., Inc.	$781	$908	-14%	$4,404	$6,168	-29%
Earnings per Common Share Assuming Dilution	$0.26	$0.30	-13%	$1.47	$2.00	-27%

Average Shares Outstanding Assuming Dilution	2,959	3,074		2,996	3,076
Tax Rate (5)	33.5%	28.8%		18.5%	27.9%

* 100% or greater

(1) Amounts include the impact of acquisition-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the fourth quarter and full year of 2012 reflect a $493 million net charge related to the settlement of certain shareholder litigation.

(5) The effective tax rate for the full year of 2013 reflects net benefits from the settlements of certain federal income tax issues, reductions in tax reserves upon expiration of applicable statute of limitations and the favorable impact of tax legislation enacted in the first quarter of 2013. The effective tax rates for the fourth quarter and full year of 2012 reflect a favorable ruling on a state tax matter. In addition, the effective tax rate for the full year of 2012 reflects the favorable impacts of a settlement with a foreign tax authority and the realization of foreign tax credits.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2013

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP

Sales	$11,319					$11,319

Costs, Expenses and Other
Materials and production	4,607	1,301	253	1,554		3,053
Marketing and administrative	2,982	32	81	113		2,869
Research and development	1,836	15	63	78		1,758
Restructuring costs	565		565	565		—
Equity income from affiliates	(53)			—		(53)
Other (income) expense, net	157			—		157
Income Before Taxes	1,225	(1,348)	(962)	(2,310)		3,535
Taxes on Income	410			(492	)(3)	902
Net Income	815			(1,818)		2,633
Less: Net Income Attributable to Noncontrolling Interests	34			—		34
Net Income Attributable to Merck & Co., Inc.	$781			$(1,818)		$2,599
Earnings per Common Share Assuming Dilution	$0.26					$0.88

Average Shares Outstanding Assuming Dilution	2,959					2,959
Tax Rate	33.5%					25.5%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $1.1 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $156 million of impairment charges on product intangibles.  Amounts included in marketing and administrative expenses reflect merger integration costs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2013

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items	Adjustment Subtotal		Non-GAAP

Sales	$44,033						$44,033

Costs, Expenses and Other
Materials and production	16,954	5,176	446		5,622		11,332
Marketing and administrative	11,911	94	145		239		11,672
Research and development	7,503	279	101		380		7,123
Restructuring costs	1,709		1,709		1,709		—
Equity income from affiliates	(404)				—		(404)
Other (income) expense, net	815			(13)	(13)		828
Income Before Taxes	5,545	(5,549)	(2,401)	13	(7,937)		13,482
Taxes on Income	1,028				(1,898	)(3)	2,926
Net Income	4,517				(6,039)		10,556
Less: Net Income Attributable to Noncontrolling Interests	113				—		113
Net Income Attributable to Merck & Co., Inc.	$4,404				$(6,039)		$10,443
Earnings per Common Share Assuming Dilution	$1.47						$3.49

Average Shares Outstanding Assuming Dilution	2,996						2,996
Tax Rate	18.5%						21.7%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $4.7 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $486 million of impairment charges on product intangibles.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items, as well as net benefits of approximately $325 million related to the settlements of certain federal income tax issues.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2013					2012					% Change	% Change
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	4Q	Full Year

TOTAL SALES (1)	$10,671	$11,010	$11,032	$11,319	$44,033	$11,731	$12,311	$11,488	$11,738	$47,267	-4	-7
PHARMACEUTICAL	8,891	9,310	9,475	9,760	37,437	10,082	10,560	9,875	10,085	40,601	-3	-8

Primary Care and Women’s Health
Cardiovascular
Zetia	629	650	662	716	2,658	614	632	645	676	2,567	6	4
Vytorin	394	417	396	436	1,643	444	445	423	435	1,747		-6

Diabetes & Obesity
Januvia	884	1,072	927	1,121	4,004	919	1,058	975	1,134	4,086	-1	-2
Janumet	409	474	442	503	1,829	392	411	405	452	1,659	11	10

Respiratory
Nasonex	385	325	297	327	1,335	375	293	292	308	1,268	6	5
Singulair	337	281	280	298	1,196	1,340	1,431	602	480	3,853	-38	-69
Dulera	68	79	82	95	324	39	50	52	67	207	42	56
Asmanex	40	49	43	51	184	48	51	42	44	185	17	-1

Women’s Health & Endocrine
NuvaRing	151	171	170	193	686	146	157	156	164	623	17	10
Fosamax	137	144	140	139	560	184	186	152	154	676	-10	-17
Follistim AQ	122	134	124	101	481	116	125	111	116	468	-13	3
Implanon	84	102	96	120	403	76	85	93	94	348	28	16
Cerazette	61	48	51	50	208	67	72	64	68	271	-28	-23

Other
Arcoxia	121	121	112	131	484	112	117	109	115	453	13	7
Avelox	36	29	38	37	140	73	44	30	55	201	-32	-31

Hospital and Specialty
Immunology
Remicade	549	527	574	620	2,271	519	518	490	549	2,076	13	9
Simponi	108	120	126	146	500	74	76	86	95	331	53	51

Infectious Disease
Isentress	362	412	427	442	1,643	337	398	399	381	1,515	16	8
Cancidas	162	163	151	183	660	145	166	163	145	619	26	7
PegIntron	126	142	104	124	496	162	183	165	143	653	-13	-24
Invanz	110	120	130	128	488	101	110	118	116	445	10	10
Victrelis	110	116	121	81	428	111	126	149	115	502	-29	-15
Noxafil	65	71	75	98	309	59	66	66	68	258	44	20

Oncology
Temodar	216	219	162	111	708	237	225	227	229	917	-51	-23
Emend	116	135	123	134	507	102	145	111	131	489	2	4

Other
Cosopt / Trusopt	105	103	104	103	416	124	105	102	113	444	-9	-6
Bridion	63	69	75	82	288	58	60	68	75	261	10	10
Integrilin	47	48	45	46	186	53	60	48	51	211	-9	-12

Diversified Brands
Cozaar / Hyzaar	267	255	238	246	1,006	336	337	295	315	1,284	-22	-22
Primaxin	84	85	88	79	335	88	104	109	83	384	-5	-13
Zocor	82	74	65	79	301	103	96	86	98	383	-19	-21
Propecia	68	67	71	77	283	108	100	104	112	424	-31	-33
Clarinex	61	64	54	55	235	134	140	64	56	393	-1	-40
Remeron	52	53	44	56	206	57	66	52	57	232	-1	-11
Claritin Rx	76	40	36	52	204	87	48	47	63	244	-16	-16
Proscar	39	58	38	48	183	51	55	55	56	217	-15	-15
Maxalt	40	43	40	25	149	156	154	166	162	638	-85	-77

Vaccines
Gardasil	390	383	665	394	1,831	284	324	581	442	1,631	-11	12
ProQuad, M-M-R II and Varivax	272	339	421	273	1,306	255	316	396	306	1,273	-11	3
Zostavax	168	141	185	264	758	76	148	202	225	651	18	16
Pneumovax 23	111	108	193	241	653	112	101	160	208	580	16	13
RotaTeq	162	144	201	129	636	142	142	150	168	601	-23	6

Other Pharmaceutical (2)	1,022	1,115	1,059	1,126	4,316	1,066	1,034	1,065	1,161	4,333	-3

ANIMAL HEALTH	840	851	800	871	3,362	821	865	815	898	3,399	-3	-1

CONSUMER CARE (3)	571	490	443	390	1,894	554	552	451	395	1,952	-1	-3
Claritin OTC	177	78	123	92	471	169	145	118	100	532	-8	-12

Other Revenues (4)	369	359	314	298	1,340	274	333	347	360	1,315	-17	2
Astra	262	245	220	193	920	186	223	255	251	915	-23	1

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $53 million, $86 million, $127 million, and $101 million for the first, second, third, and fourth quarters of 2013. Other Vaccines sales included in Other Pharmaceutical were $60 million, $75 million, $116 million, and $69 million for the first, second, third, and fourth quarters of 2012, respectively.

(3) The decrease in Consumer Care sales in the second quarter and full year of 2013 resulted from the ongoing termination in China of distribution arrangements and a reversal of sales previously made to those distributors, together with associated termination costs.

(4) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. On October 1, 2013, the Company divested a substantial portion of its third-party manufacturing sales.   In addition, Other revenues in the fourth quarter and full year of 2013 reflect $50 million of revenue for the out-license of a pipeline compound.